UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2009

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2009, our Board of Directors appointed director George Lund as Executive Chairman and an officer of Encore, effective that date. Mr. Lund, age 45, has served as Chairman of our Board since August 2008 and as a director since 2007. In his capacity as Chairman, Mr. Lund has worked actively with Encore’s management and has received annual compensation in the amount of $300,000 per year. In connection with his appointment as Executive Chairman, Mr. Lund has resigned as a member of the Board’s Audit Committee as he is no longer an independent director. Mr. Lund’s enhanced role as Executive Chairman will include developing our corporate strategy and working with our management team to execute on key corporate initiatives.

Effective upon his appointment as Executive Chairman, the Board raised Mr. Lund’s annual salary from $300,000 to $500,000 and agreed with Mr. Lund that (i) he will not participate in Encore’s annual key contributor cash bonus plan otherwise available to executive officers and (ii) he will be granted options to purchase 470,000 shares of Encore stock at an exercise price of $12.40 per share with an option term of ten years unless there is a termination of Mr. Lund’s employment prior to the end of the ten years. All of the options will vest on the three-year anniversary of the grant, unless vesting is accelerated due to a change of control which occurs before that time or there is a termination of Mr. Lund’s employment due to death or disability. The Board also agreed to grant Mr. Lund a restricted stock unit award for 100,000 shares of Encore at such time as he achieves certain objectives that are mutually agreed with the Board. As Executive Chairman, Mr. Lund will devote half of his working time to Encore’s business and affairs. In that respect, the Board agreed to reimburse Mr. Lund for his reasonable travel expenses incurred traveling to and from his permanent residences to Encore’s offices in San Diego and to pay him a monthly stipend of $5,000 to cover his temporary living expenses while in San Diego.

As approved by the stockholders at Encore’s Annual Meeting, concurrently with Mr. Lund’s appointment, the Board increased the authorized number of directors to nine and appointed H Ronald Weissman to Encore’s Board, to serve a term of office continuing until the next annual meeting of stockholders or until his successor has been duly elected and qualified. Mr. Weissman qualifies as an independent director and was also appointed to the Board’s Audit Committee to fill the position vacated by Mr. Lund.

Mr. Weissman retired from Ernst & Young LLP on July 3, 2009, where he served as a senior partner, a member of the Financial Services Office, and a leader for the Office of the Chairman Accounts for the Americas International Financial Reporting Standards (IFRS) Network. Prior to joining Ernst & Young in 2002, Mr. Weissman served as a partner with Arthur Andersen LLC and Andersen Worldwide SC from 1970 to 2002.

Pursuant to Encore’s standard compensation program for non-employee directors, Mr. Weissman will receive shares of Encore’s common stock in an amount equal to approximately $75,000 on the date of the grant which will vest 50% per year over a two-year period, an annual retainer of $50,000 for his services on the Board and attendance at meetings of the Board or any committees of the Board, and $5,000 for his service on the Audit Committee. He may elect to receive such Board fees in the form of cash, shares of Encore’s common stock, deferred issuance restricted stock units, or any combination thereof, provided that any deferral arrangement is subject to applicable legal and regulatory requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: July 14, 2009	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President, Chief Financial Officer and Treasurer

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